Exhibit 99.2

SouthernFirst

THIRD QUARTER RESULTS 2022

October 25, 2022

FORWARD-LOOKING STATEMENTS

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

CORPORATE PROFILE


Greensboro
Raleigh
Charlotte
NORTH CAROLINA
SOUTH CAROLINA
Greenville
Columbia
Summerville
Charleston
Atlanta
GEORGIA

Southern First Markets:

Greenville, SC	2000
Columbia, SC	2007
Charleston, SC	2012
Raleigh, NC	2016
Atlanta, GA	2017
Summerville, SC	2018
Greensboro, NC	2018
Charlotte, NC	2021

HIGHLIGHTS

- Net income was $8.4 million and diluted earnings per common share were $1.04 for Q3 2022
- Net interest income increased 14.8% to $25.5 million at Q3 2022, compared to $22.2 million at Q3 2021
- Total loans increased 27% to $3.0 billion at Q3 2022, compared to $2.4 billion at Q3 2021
- Total deposits increased 23% to $3.0 billion at Q3 2022, compared to $2.4 billion at Q3 2021
- Book value per common share increased to $35.99, or 7%, over Q3 2021

LOANS & DEPOSITS



Total Loans
Millions
$3,200
$3,000
$2,800
$2,600
$2,400
$2,200
$2,000
$2.39 B
$2.49 B
$2.66 B
$2.85 B
$3.03 B
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022



Total Deposits
Millions
$3,200
$3,000
$2,800
$2,600
$2,400
$2,200
$2,000
$2.43 B
$2.56 B
$2.71 B
$2.87 B
$3.00 B
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022

*Total loans excludes mortgage loans held for sale.

NET INTEREST MARGIN


Net Interest Income
Net Interest Margin*
Thousands
$26,000
$25,000
$24,000
$23,000
$22,000
$21,000
$20,000
4.00%
3.80%
3.60%
3.40%
3.20%
3.00%
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
$22,172
$22,857
$23,164
$24,884
$25,454
3.38%
3.35%
3.37%
3.35%
3.19%

*Annualized for the respective three-month period. Tax equivalent.

TANGIBLE BOOK VALUE PER SHARE



$35.99
$35.39
$35.07
$34.90
$33.57
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022

CAPITAL RATIOS

Holding Company Capital Ratios: (1)	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Total risk-based capital ratio	**13.60%**	13.97%	14.37%	14.90%	14.88%
Tier 1 risk-based capital ratio	**11.51%**	11.83%	12.18%	12.65%	12.59%
Leverage ratio	**9.45%**	9.71%	10.12%	10.18%	10.20%
Common equity tier 1 ratio (2)	**11.04%**	11.33%	11.65%	12.09%	12.00%
Tangible common equity (3)	**8.37%**	8.60%	9.06%	9.50%	9.54%

(1) September 30, 2022 ratios are preliminary.
(2) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

SouthernFirst